For more information:
Sara Leuchter Wilkins
Director of Investor Relations
414-224-2633
swilkins@jc.com

Journal Communications Reports First Quarter Results

MILWAUKEE, WI – April 20, 2004 – Journal Communications (NYSE:JRN) today announced financial results for its first quarter ended March 28, 2004.

For the quarter ended March 28, 2004, net earnings increased 26.0% to $15.7 million compared to $12.5 million for the quarter ended March 30, 2003. For comparison purposes, all results for the first quarter of 2003 have been presented on a basis which conforms to the quarterly reporting of operating results adopted effective January 1, 2004.

For the quarter ended March 28, 2004, operating revenue increased 1.5% to $192.7 million compared to $189.9 million for the quarter ended March 30, 2003.

“Journal Communications recorded a strong first quarter in 2004 by continuing to build on improvements we experienced in the second half of 2003. Our results were driven by productivity benefits from our new production facility, as well as increases in operating earnings at our broadcast businesses, company-wide cost reductions and increasing revenue at our publishing group,” said Steven J. Smith, chairman and chief executive officer.

“Noteworthy this quarter were the outstanding performances of the publishing and broadcast groups, where operating earnings were up 121% and 70%, respectively. The efficiencies from the new production facility have materialized as expected, and we are encouraged by strong first quarter revenue growth in classified, general, and other advertising at the daily newspaper and classified advertising at the community newspapers and shoppers,” Smith added. “Our television stations recorded revenue improvement this quarter, due in large part to local and national political and issue advertising and an increase in local advertising at Las Vegas. On the radio side, our overall success was driven by gains in local advertising, advertising revenue from our sports broadcasts and cost controls.

“Despite continuing pricing pressure and other industry challenges in the first quarter of 2004, our Norlight telecommunications business experienced a smaller decline in revenue than we had expected. On the wholesale side, service disconnects contributed to a decrease in revenue, but we are encouraged by continuing revenue growth of 11% on the enterprise side,” Smith noted.

“Looking ahead to the second quarter, we anticipate continued strength in our publishing and broadcast businesses and remain focused on pursuing acquisition opportunities that meet our strategic criteria,” Smith said.

Costs and Expenses

For the quarter ended March 28, 2004, costs and expenses decreased 1.6% to $166.0 million compared to $168.7 million for the first quarter last year.

Operating Earnings

For the quarter ended March 28, 2004, operating earnings increased 25.9% to $26.7 million compared to $21.2 million for the first quarter of 2003, primarily due to productivity benefits and additional revenue opportunities from our new production facility as well as lower selling and administrative expenses. For the first quarter of 2004, operating earnings margin was 13.9% compared to 11.2% for the first quarter of 2003.

Earnings per Share

For the quarter ended March 28, 2004, basic and diluted earnings per share were $0.21 and $0.20, respectively, compared to both basic and diluted earnings per share of $0.16 for the first quarter of 2003.

EBITDA

For the quarter ended March 28, 2004, EBITDA (net earnings plus total other income and expense, provision for income taxes, depreciation and amortization) increased 16.1% to $38.3 million from $33.0 million for the first quarter of 2003. The increase was primarily due to greater publishing and broadcasting revenues and profit margins and lower selling and administrative expenses.

Debt Position

For the quarter ended March 28, 2004, debt of $56.3 million was down $27.7 million from $84.0 million at December 31, 2003.

Publishing

Publishing operating revenue for the quarter ended March 28, 2004, increased 2.8% to $76.7 million from $74.6 million for the first quarter of 2003. Operating earnings from publishing for the quarter ended March 28, 2004, increased 121.2% to $9.0 million compared to $4.1 million for the first quarter of 2003. In the first quarter of 2004, publishing benefited from stronger advertising revenue, significant production efficiencies and a change in employee benefits at the daily newspaper, as well as cost reduction initiatives at the community newspapers and shoppers. At the daily newspaper, a $0.7 million increase in the price of newsprint was entirely offset by newsprint savings from the new production facility.

Broadcasting

Broadcasting operating revenue for the quarter ended March 28, 2004, increased 7.4% to $34.6 million, compared to $32.2 million for the first quarter of 2003. Broadcasting operating earnings for the quarter ended March 28, 2004, increased 70.1% to $6.5 million, compared to $3.8 million for the first quarter of 2003. This significant growth was driven by a number of factors including strong television political advertising and an increase in local advertising at most of our television and radio markets.

For the quarter ended March 28, 2004, operating revenue from radio stations increased 5.7% to $16.7 million from $15.8 million for the quarter ended March 30, 2003. For the quarter ended March 28, 2004, operating earnings from radio stations increased 63.2% to $3.1 million compared to $1.9 million for the first quarter of 2003.

For the quarter ended March 28, 2004, operating revenue from television stations increased 9.1% to $17.9 million compared to $16.4 million for the quarter ended March 30, 2003. For the quarter ended March 28, 2004, operating earnings from television stations increased 78.9% to $3.4 million compared to $1.9 million for the first quarter of 2003.

Telecommunications

Operating revenue from telecommunications for the quarter ended March 28, 2004, decreased 3.0% to $35.6 million from $36.7 million for the first quarter of 2003. For the first quarter 2004, operating earnings from telecommunications decreased 12.8% to $8.7 million compared to $10.0 million for the first quarter of 2003, due to service disconnects in the wholesale market.

Printing Services

Operating revenue from printing services for the quarter ended March 28, 2004 decreased 4.2% to $21.8 million from $22.7 million for the first quarter of 2003, due primarily to a reduction in revenue from several computer-related customers partially offset by a gain in revenue from a number of new printing customers. For the first quarter 2004, operating earnings from printing services decreased to $0.9 million from $1.2 million in the first quarter of 2003.

Other

Our other segment consists of a label printing business, a direct marketing services business and corporate expenses. For the quarter ended March 28, 2004, other operating revenues increased 1.5% to $24.0 million from $23.7 million for the first quarter of 2003. For the first quarter of 2004, other operating earnings decreased to $1.5 million from $2.1 million for the first quarter of 2003. Increased operating earnings at our label printing and direct marketing businesses were offset by a corporate excise tax adjustment in 2003.

Shares Outstanding

At our annual meeting record date of March 2, 2004, Journal Communications had the following shares of stock issued and outstanding: 20,192,742 shares of class A common stock; 14,971,517 shares of class B-1 common stock (not including the 4,338,352 shares held by our subsidiary, The Journal Company); 38,300,624 shares of class B-2 common stock (not including the 4,338,353 shares held by The Journal Company), and 3,264,000 shares of class C common stock (all of which are owned by the Grant family). The Company’s class A shares are traded on the New York Stock Exchange. Class B shares are not traded on the NYSE, and are not convertible to class A shares until after the applicable public sale restriction periods end.

Second Quarter 2004 Guidance

For the second quarter of 2004, Journal Communications currently anticipates operating revenue to be between $200 million and $205 million and net earnings to be between $15 million and $18 million.

Webcast of Conference Call

A live webcast of the first quarter 2004 conference call will be accessible through www.jc.com and www.ccbn.com beginning at 9:00 a.m. CT this morning. An archive of the webcast will be available on these sites today through May 3. For telephone access to this morning’s conference call, dial (800) 901-5248 (domestic) or (617) 786-4512 (international) at least 10 minutes prior to the scheduled 9 a.m. CT start. The access code for the conference call is 65435612. Replays of the conference call will be available today through April 23. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international). The access code for the replay is 97963277.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 38 radio stations and six television stations in 11 states. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size business and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services, including publications, professional journals and documentation material, as well as electronic publishing, kit assembly and fulfillment.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	First Quarter (A)
	2004	2003	% Change
Operating revenue:
Publishing	$76,671	$74,555	2.8
Broadcasting	34,635	32,251	7.4
Telecommunications	35,557	36,658	(3.0)
Printing services	21,764	22,707	(4.2)
Other	24,043	23,699	1.5

Total operating revenue	192,670	189,870	1.5
Operating costs and expenses:
Publishing	37,845	38,324	(1.2)
Broadcasting	15,102	15,084	0.1
Telecommunications	20,406	20,141	1.3
Printing services	18,460	18,464	(0.0)
Other	19,853	19,857	(0.0)

Total operating costs and expenses	111,666	111,870	(0.2)
Selling and administrative expenses	54,294	56,783	(4.4)

Total operating costs and expenses
and selling and administrative
expenses	165,960	168,653	(1.6)

Operating earnings	26,710	21,217	25.9
Other income and expense:
Interest income and dividends	67	82
Interest expense, net	(612)	(535)

Total other income and expense	(545)	(453)
Earnings before income taxes	26,165	20,764	26.0
Provision for income taxes	10,466	8,306	26.0

Net earnings	$15,699	$12,458	26.0

Weighted average number of shares:
Basic	73,457,383	77,747,211
Diluted	77,909,383	77,747,211
Earnings per share:
Basic:
Net earnings	$0.21	$0.16	31.3
Diluted:
Net earnings	$0.20	$0.16	25.0

(A)	2004 first quarter: January 1, 2004 to March 28, 2004. 2003 first quarter: January 1, 2003 to March 30, 2003 -- presented on a basis which conforms with the first quarter of 2004.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

Operating revenue, Operating earnings, Depreciation and amortization and Publishing operating revenue by category are prepared in accordance with GAAP.

	First Quarter (A) (unaudited)
	2004	2003	% Change
Operating revenue
Publishing	$76,671	$74,555	2.8
Broadcasting	34,635	32,251	7.4
Telecommunications	35,557	36,658	(3.0)
Printing services	21,764	22,707	(4.2)
Other	24,043	23,699	1.5

	$192,670	$189,870	1.5

Operating earnings
Publishing	$9,017	$4,077	121.2
Broadcasting	6,504	3,824	70.1
Telecommunications	8,730	10,014	(12.8)
Printing services	914	1,191	(23.3)
Other	1,545	2,111	(26.8)

	$26,710	$21,217	25.9

Depreciation and Amortization
Publishing	$3,980	$4,136	(3.8)
Broadcasting	2,100	1,884	11.5
Telecommunications	4,310	4,193	2.8
Printing services	583	886	(34.2)
Other	607	652	(6.9)

	$11,580	$11,751	(1.5)

(A)	2004 first quarter: January 1, 2004 to March 28, 2004. 2003 first quarter: January 1, 2003 to March 30, 2003 -- presented on a basis which conforms with the first quarter of 2004.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

Publishing operating revenue by category:

	First Quarter of 2004 (A)			First Quarter of 2003 (B)
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change
Advertising revenue:
Retail	$18,323	$12,739	$31,062	$18,061	$12,946	$31,007	0.2
Classified	15,076	1,952	17,028	14,769	1,773	16,542	2.9
General	3,272	--	3,272	2,841	--	2,841	15.2
Other	4,244	620	4,864	3,807	611	4,418	10.1

Total advertising revenue	40,915	15,311	56,226	39,478	15,330	54,808	2.6
Circulation revenue	10,509	703	11,212	10,500	718	11,218	(0.1)
Other revenue	2,455	6,778	9,233	2,105	6,424	8,529	8.3

Total operating revenue	$53,879	$22,792	$76,671	$52,083	$22,472	$74,555	2.8

(A)	2004 first quarter: January 1, 2004 to March 28, 2004.
(B)	2003 first quarter: January 1, 2003 to March 30, 2003 -- presented on a basis which conforms with the first quarter of 2004.

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Publishing Segment Information, continued (unaudited)

Daily newspaper's core newspaper advertising linage by category:

	First Quarter (A)
	2004	2003	% Change
Advertising linage (inches):
Full run
Retail	157,514	159,068	(1.0)
Classified	200,587	202,957	(1.2)
General	15,910	11,923	33.4

Total full run	374,011	373,948	0.0
Part run	25,214	19,212	31.2

Total advertising linage	399,225	393,160	1.5

Preprint pieces (in thousands)	185,774	199,781	(7.0)

Full pages of advertising and revenue per page of our community newspapers and shoppers:

Full pages of advertising:
Community newspapers	22,620	25,524	(11.4)
Shoppers	20,530	22,326	(8.0)

Total full pages of advertising	43,150	47,850	(9.8)

Revenue per page	$311.37	$280.58	11.0

(A)	2004 first quarter: January 1, 2004 to March 28, 2004. 2003 first quarter: January 1, 2003 to March 30, 2003 -- presented on a basis which conforms with the first quarter of 2004.

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of our consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	First Quarter (A)
	2004	2003
Net earnings	$15,699	$12,458
Total other (income) and expense	545	453
Provision for income taxes	10,466	8,306
Depreciation	11,089	11,323
Amortization	491	428

EBITDA	$38,290	$32,968

(A)	2004 first quarter: January 1, 2004 to March 28, 2004. 2003 first quarter: January 1, 2003 to March 30, 2003 -- presented on a basis which conforms with the first quarter of 2004.

We believe that EBITDA is relevant and useful because it helps improve our investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. Our lenders use EBITDA as one of the measures of our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows measures from operating performance as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

Journal Communications, Inc.
Consolidated Condensed Balance Sheet
(dollars in thousands)

	(unaudited)
	March 28, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$6,252	$8,444
Receivables, net	94,666	96,563
Inventories, net	15,181	15,216
Prepaid expenses	11,453	13,236
Deferred income taxes	9,406	8,948

Total current assets	$136,958	$142,407
Property and equipment, net	308,950	314,595
Goodwill	114,283	114,283
Broadcast licenses	129,548	129,548
Other intangible assets, net	9,409	9,900
Prepaid pension costs	27,332	28,421
Other assets	8,014	8,021

Total assets	$734,494	$747,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,243	$38,369
Accrued compensation	18,740	24,704
Deferred revenue	19,227	22,590
Accrued employee benefits	11,020	9,830
Other current liabilities	29,390	21,567
Current portion of long-term liabilities	697	683

Total current liabilities	$119,317	$117,743
Accrued employee benefits	16,355	16,457
Long-term notes payable to banks	56,300	84,000
Deferred income taxes	59,116	56,477
Other long term liabilities	9,185	8,748
Shareholders' equity	474,221	463,750

Total liabilities and shareholders' equity	$734,494	$747,175